SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

THE GYMBOREE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2009

Dear Stockholder:

You are cordially invited to attend The Gymboree Corporation Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, June 9, 2009, at our principal executive offices located at 500 Howard Street, San Francisco, California.

At the Annual Meeting, the following matters of business will be presented:

(1)	election of the two directors nominated by the Board of Directors of the Company;

(2)	advisory vote on the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2010; and

(3)	transaction of any other business properly presented at the meeting.

We will also answer any related questions you may have at that time. Detailed information as to the business to be transacted at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be voted. Accordingly, we ask that you vote by telephone or Internet, as described in the accompanying Proxy Statement, or sign and return your proxy card as soon as possible in the envelope provided.

Sincerely,

Matthew K. McCauley

Chairman of the Board and Chief Executive Officer

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 9, 2009

TO THE STOCKHOLDERS OF THE GYMBOREE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Gymboree Corporation, a Delaware corporation (the “Company” or “Gymboree”), will be held on Tuesday, June 9, 2009, at 9:00 a.m., local time, at our principal executive offices located at 500 Howard Street, San Francisco, California. At the Annual Meeting, the following business matters will be presented:

(1)	election of the two directors nominated by the Board of Directors of the Company;

(2)	advisory vote on the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2010; and

(3)	transaction of any other business properly presented at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

This Proxy Statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of the Company for use at the Annual Meeting. You are entitled to vote at the Annual Meeting if you were a stockholder of record at the close of business on April 14, 2009. We will begin distributing this Proxy Statement, a form of proxy and our 2008 Annual Report to Stockholders on or about April 30, 2009.

FOR THE BOARD OF DIRECTORS

Marina Armstrong
Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on June 9, 2009.

This Proxy Statement and the 2008 Annual Report are available at:

http://ir.gymboree.com/annual.cfm

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please vote by telephone or Internet, as described in the accompanying Proxy Statement, or complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

-i-

THE GYMBOREE CORPORATION

2009 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of The Gymboree Corporation (the “Company” or “Gymboree”) for use at the Annual Meeting of Stockholders to be held June 9, 2009, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 500 Howard Street, San Francisco, California.

These proxy solicitation materials and our Annual Report to Stockholders for the fiscal year ended January 31, 2009 (fiscal 2008), including financial statements, were mailed on or about April 30, 2009, to all stockholders entitled to vote at the Annual Meeting.

Directions to Annual Meeting

Northbound on US-101 (follow signs to Bay Bridge/I-80 E) or westbound on I-80: take the Fremont Street exit and Fremont Street ramp; turn onto Fremont Street and turn left onto Howard Street.

Southbound on US-101: follow US-101 along Lombard Street; turn left onto Van Ness Avenue; turn right onto Bay Street; follow Bay Street to the end and turn right onto The Embarcadero; turn right onto Howard Street.

The Gymboree Corporation is located on the northwest corner of the intersection of First Street and Howard Street.

Record Date and Quorum

Stockholders of record at the close of business on April 14, 2009 (the “record date”), are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 29,181,640 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. The common stock is listed for trading on The NASDAQ Stock Market LLC under the symbol GYMB. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.

How to Vote

Registered stockholders can vote by telephone, by the Internet or by mail, as described below. If you are a beneficial stockholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered stockholders may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet web site www.proxyvote.com and following the instructions provided on the Web site (you will need to reference the control number identified on your proxy card); or

(3)	Calling 1-800-690-6903 and voting by following the instructions provided.

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

If a quorum is present at the Annual Meeting, the candidates for director receiving the highest number of affirmative votes will be elected. In an election of directors by plurality vote, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting, and also constituting a majority of the required quorum, is required for the approval of Proposal 2.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, there are no “non-discretionary” proposals, and brokers will have discretion to vote uninstructed shares on Proposals 1 and 2.

When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Broker non-votes could affect the outcome of the vote on Proposal 2.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting. The inspector of election will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Therefore, abstentions will have the effect of a vote “against” Proposal 2.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices as set forth above a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Proxy Solicitation

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by the Company’s directors, officers and other employees, without additional remuneration, in person or by telephone, electronic mail or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s bylaws provide for a Board that consists of not less than six and no more than nine members, as may be fixed from time to time by the Board. The authorized number of directors is currently set at seven. The Company’s Restated Certificate of Incorporation and the Company’s bylaws each provide that the directors will be divided into three classes, with the classes serving for staggered, three-year terms. Currently there are two directors in each of Classes I and II and three directors in Class III.

Two Class I directors are to be elected at the Annual Meeting. The term of each of the Class I directors elected at the Annual Meeting will expire at the Annual Meeting of Stockholders in 2012 or when his successor has been duly elected and qualified. The term of each continuing Class II director will expire at the Annual Meeting of Stockholders in 2010. The term of each continuing Class III director will expire at the Annual Meeting of Stockholders in 2011.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named in the table below. Each nominee has consented to serve as a director of the Company if elected, and management has no reason to believe the nominees will be unable to serve as directors. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES.

Nominees for Class I Directors Whose Terms Expire in 2012

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Matthew K. McCauley	Chairman and Chief Executive Officer, The Gymboree Corporation. Matthew K. McCauley has served as our Chief Executive Officer since January 2006 and as Chairman of our Board since July 2006. He joined the Company in July 2001 as Director of Allocation and was named Vice President of Planning and Allocation in 2003, Senior Vice President and General Manager in February 2005, and President in June 2005. Prior to joining the Company, Mr. McCauley served in a variety of positions at The Gap, Inc., a clothing retailer, including Planning Manager from 2000 to 2001 and Manager of Business Solutions in 2001.	36	2005

Gary M. Heil	Business Advisor, Founder CFIL. Gary M. Heil has been a business advisor for retailers and other service sector companies on topics primarily related to loyalty and leadership issues since 1987. He has served as Chairman of the Board of Directors of CellTech Metals, Inc., a steel technology company, since 2008. Mr. Heil served as Chief Marketing and Strategy Officer of Safe Life Corporation, a manufacturer of anti-microbial products, from December 2006 to January 2008. In 2002, Mr. Heil co-founded the National Pitching Association and served as its	58	2003

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

chief executive officer until 2005. In 1987, he co-founded the Center for Innovative Leadership (“CFIL”), for which he currently consults and lectures on topics including leadership, customer loyalty, quality management and effective organizational change processes. Prior to 1987, Mr. Heil was a partner in the law firm Evans & Heil. Mr. Heil is the author of many business-related books, including Leadership and the Customer Revolution, One Size Fits One and The Leader’s New Clothes.

Continuing Class II Directors Whose Terms Expire in 2010

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Blair W. Lambert	Chief Operating Officer and Chief Financial Officer, The Gymboree Corporation. Blair W. Lambert has served as our Chief Operating Officer and Chief Financial Officer since January 2005. In August 2003, Mr. Lambert joined Illuminations.com, Inc., a candle and home decorating retailer, as the Chief Financial Officer. He was named to the Illuminations.com, Inc. Board of Directors in October 2003. Mr. Lambert has been a vineyard owner since October 2001 and, prior to becoming an officer of Illuminations.com, was a private consultant for specialty retail companies. Mr. Lambert served as the Chief Financial Officer of Bebe Stores, Inc., a clothing retailer, from June 1996 through October 2001. From 1988 to 1996, Mr. Lambert was employed by Esprit de Corp., a wholesaler and retailer of junior and children’s apparel, footwear and accessories, most recently serving as Corporate Vice President of Finance. Mr. Lambert is a Certified Public Accountant.	51	2003

Daniel R. Lyle	Retired Partner, PricewaterhouseCoopers LLP. Daniel R. Lyle retired as a partner of PricewaterhouseCoopers LLP, an accounting firm, in June 2003, a firm he joined in 1970. Mr. Lyle served as a director of Captaris, Inc., a provider of business information delivery solutions, from May 2005 until its merger with Open Text Corporation in October 2008.	63	2005

Continuing Class III Directors Whose Terms Expire in 2011

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Michael J. McCloskey	Director and Chief Executive Officer, FrontRange Solutions Inc. Michael J. McCloskey has served as Chief Executive Officer and a director of FrontRange Solutions Inc., a provider of software solutions designed for medium enterprises, since June 2003. Mr. McCloskey served as Chief Executive Officer of Kana Software, Inc. (formerly Kana Communications, Inc.), a company that develops, markets and supports customer communication software products and services for e-businesses, from June 1999 through January 2001.	50	2008

John C. Pound	President, Integrity Brands, Inc. John C. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies. He has held that position since July 1999. Mr. Pound manages The Integrity Brands Fund L.P., a fund that makes investments in retail companies. He served as Executive Chairman of RedEnvelope, Inc., an online and catalog gift retailer, from May 2007 to March 2008 and as its Chief Executive Officer from November 2007 to March 2008. RedEnvelope filed for bankruptcy protection on April 17, 2008. Mr. Pound has also served as a director of Orange 21, a producer of branded eyewear under the Spy Optic brand, since October 2006 and as a member of its audit committee since April 2008; he previously served as its Co-Chairman from October 2006 to August 2008.	54	2000

William U. Westerfield	Retired Partner, Price Waterhouse LLP. William U. Westerfield retired as an audit partner of Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an accounting firm, in 1992, a firm he joined in 1956, becoming a partner in 1965. Mr. Westerfield has served as a director and member of the audit committee of West Marine, Inc., a boating supplies retailer, since 2000, and as a director and chair of the audit committee of Lifetime Brands, Inc., a designer, marketer and distributor of houseware products, since 2003.	77	1994

BOARD MEMBERSHIP AND DIRECTOR INDEPENDENCE

The Company’s business affairs are managed under the direction of the Board. Directors meet their responsibilities by participating in meetings of the Board and Board committees, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting the Company’s offices and other facilities.

During fiscal 2008, the Board held nine meetings. The committees of the Board held a total of 21 meetings. Each director attended at least 82% of the aggregate number of meetings of the Board and Board committees on which he served. The directors nominated for re-election and each director whose term will continue are expected to attend the Annual Meeting, absent unavoidable conflicts or extenuating circumstances. Last year, with the exception of Messrs. McCloskey and Pound, all directors who were continuing or nominated for election attended the Annual Meeting of Stockholders.

The Board annually determines the independence of directors, as well as that of any director nominees, based on a review by the Board and the Nominating and Governance Committee. No director or director nominee is determined to be independent unless the Board has determined that neither the director or director nominee, nor an immediate family member of the director or director nominee, has had any direct or indirect material relationship with the Company within the last three years. The Board has adopted the applicable independence rules from the NASDAQ listing standards as the Company’s standards for independence and incorporated those into the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.gymboree.com by clicking on “Our Company—Corporate Governance.”

In April 2009, the Board reviewed the responses of the directors to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors or parties related to the directors. The Board reviewed whether any transactions or relationships exist currently, or existed during the past three years, between each director, or certain family members of each director, and the Company or its subsidiaries and affiliates, senior management or their affiliates, equity investors or the Company’s independent registered public accounting firm. As a result of this review, the Board has determined that all directors serving in fiscal 2008, except Mr. McCauley, who is the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Lambert, who is the Company’s Chief Operating Officer/Chief Financial Officer, are independent under the applicable standards described above. The Board also determined that members of the Audit Committee, Compensation Committee and Nominating and Governance Committee meet all applicable independence tests of the NASDAQ listing standards, Securities and Exchange Commission (the “SEC”) and Internal Revenue Service.

The independent directors meet at least twice a year in executive sessions in conjunction with regularly scheduled meetings of the Board.

BOARD MEETINGS AND BOARD COMMITTEES

The Board has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Each committee operates pursuant to a written charter that is publicly available on the Company’s website at www.gymboree.com by clicking on “Our Company—Corporate Governance.”

The Audit Committee consists of Directors Lyle, as Chairman, Pound and Westerfield. All members of the Audit Committee possess the applicable financial literacy requirements of the Securities and Exchange Commission and the listing standards for The NASDAQ Stock Market. The Board has determined that each of Mr. Lyle and Mr. Westerfield is an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory requirements that relate to financial reporting matters, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, compliance with the Company’s Code of Ethics for Senior Financial Officers (including the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller (or persons performing similar functions)), and compliance with the Company’s Business and Ethics Code of Conduct for all personnel. The Audit Committee also reviews and approves all related-person transactions—see “Certain Relationships and Related-Person Transactions” below. The Audit Committee held 12 meetings during fiscal 2008.

The Nominating and Governance Committee consists of Directors Pound, as Chairman, Heil, McCloskey and Westerfield. The Nominating and Governance Committee is responsible for monitoring the composition of the Board and, when appropriate, seeking, screening and recommending for nomination candidates for election to the Board, including candidates for the Board submitted by stockholders in accordance with the procedures described in “Other Information—Company Consideration of Stockholder-Recommended Director Nominees” below. In so doing, the Nominating and Governance Committee may evaluate a candidate’s decision-making abilities, professional experience, relevant expertise, leadership qualities, industry knowledge, diversity, personal integrity and reputation, among other qualifications. The Nominating and Governance Committee is also responsible for evaluating the structure and practices of, and when appropriate, recommending new policies to, the Board, including the Company’s Corporate Governance Guidelines. The Nominating and Governance Committee held three meetings during fiscal 2008.

The Compensation Committee consists of Directors Heil, as Chairman, Pound and Westerfield. The Compensation Committee generally oversees our compensation programs and policies. The Compensation Committee is responsible for:

•	Determining the compensation of our Chief Executive Officer;

•	Approving all other executive officers’ compensation, including salary and payments under the Company’s bonus and incentive compensation programs; and

•	Administering all of the Company’s incentive compensation and other stock or stock-based plans.

In approving compensation for the Company’s executive officers, the Compensation Committee takes into account the recommendations of the Company’s Chief Executive Officer and compensation consultants, as described further in “Compensation Discussion and Analysis” below. The Compensation Committee held six meetings during fiscal 2008.

Pursuant to its written charter, the Compensation Committee may delegate certain of its responsibilities, as it deems appropriate, to other committees of the Board or to Company officers. The Compensation Committee has delegated authority to Matthew K. McCauley, the Company’s Chairman of the Board and Chief Executive Officer, and Marina Armstrong, the Company’s Senior Vice President, Human Resources and Play & Music and Secretary, the authority to make grants of stock options and restricted stock unit awards to Company employees other than executive officers, within individual and aggregate share limits specified by the Committee.

2008 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation of the Company’s non-employee directors for fiscal 2008, which consisted of the following components: cash compensation, consisting of annual retainer fees, and equity compensation, consisting of annual restricted stock awards. Each of these components is described in more detail below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gary M. Heil	$50,000	$83,362	$133,362
Daniel R. Lyle (3)	60,000	83,362	143,362
Michael J. McCloskey (4)	32,418	23,610	56,028
John C. Pound	50,000	83,362	133,362
William U. Westerfield	50,000	83,362	133,362

(1)	This column reports the amount of cash compensation earned in fiscal 2008 for Board and committee service.

(2)	The amount reported in this column for each director reflects the compensation costs for financial reporting purposes for fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123(R), which is referred to as SFAS 123R, rather than an amount paid to or realized by the director, for outstanding restricted stock awards granted in fiscal 2008, fiscal 2007 and fiscal 2006. Assumptions used in the calculation of these compensation costs for fiscal 2008 are included in Note 7 to the Company’s audited financial statements included in the 2008 Annual Report on Form 10-K for the fiscal year ended January 31, 2009. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. Each of the non-employee directors was granted 2,558 shares of restricted stock on June 10, 2008, with a grant date fair value of $109,968 calculated in accordance with SFAS 123R. Each of Messrs. Heil, Lyle, Pound and Westerfield had 5,043 shares of unvested restricted stock at 2008 fiscal year end; Mr. McCloskey had 2,558 shares of unvested restricted stock at 2008 fiscal year end. The Company did not grant any stock options to non-employee directors or recognize any compensation costs for financial reporting purposes for fiscal 2008 in accordance with SFAS 123R for outstanding stock options previously granted to non-employee directors. The non-employee directors had the following outstanding option awards at January 31, 2009: Mr. Heil—10,937 shares, Mr. Lyle—15,000 shares, Mr. McCloskey—0 shares, Mr. Pound—15,978 shares and Mr. Westerfield—0 shares.

(3)	Audit Committee Chair.

(4)	Mr. McCloskey joined the Board on June 10, 2008.

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company for members of the Board.

The components of non-employee director compensation are set forth below. Directors who are employees of the Company do not receive any compensation for their services as directors.

	Effective as of June 12, 2007
Annual Board retainer fee (except for the Chairman of the Audit Committee)	$50,000	(1)
Annual retainer fee for the Chairman of the Audit Committee	$60,000	(1)
Annual automatic grant of shares of restricted stock of the Company	$110,000	(2)

(1)	The annual retainer fee is paid on a quarterly basis on the first day of the fiscal quarter. In addition, the Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. There are no additional fees for meeting attendance.

(2)	The annual automatic grant of Company restricted stock is granted on the date of each annual meeting of stockholders. All shares of restricted stock are granted under the Company’s 2004 Equity Incentive Plan, and the number of shares to be granted is determined by dividing the cash value of the grant of shares of restricted stock by the closing price for the Company’s common stock on that date as reported on The NASDAQ Stock Market LLC. Shares subject to the restricted stock awards are subject to a forfeiture restriction that lapses with respect to one-third of the shares per year. The forfeiture restriction will lapse on an accelerated basis upon retirement.

In addition to the foregoing, all directors receive discounts on Company merchandise and on participation in Gymboree Play & Music programs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND MANAGEMENT

The following tables set forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of April 6, 2009, by (i) each beneficial owner of more than 5% of the common stock, (ii) each director, (iii) the Company’s Chief Executive Officer, Chief Operating Officer/Chief Financial Officer, and the three other most highly compensated executive officers serving as executive officers at the end of fiscal 2008 with respect to whom compensation information is disclosed in “Executive Compensation” below, and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The number of shares outstanding used in calculating the percentages for a person in the table below includes the shares underlying options held by such person to the extent exercisable within 60 days of April 6, 2009, but excludes other shares underlying options. Percentage of beneficial ownership is based on 29,178,048 shares outstanding as of April 6, 2009.

More than 5% Beneficial Stockholders

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109 (1)	1,932,920	6.6%
Barclays Global Investors, N.A. 400 Howard Street San Francisco, California 94105 (2)	1,907,152	6.5%

Independent Directors

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Gary M. Heil (3)	18,285	*
Daniel R. Lyle (4)	22,348	*
Michael J. McCloskey (5)	2,558	*
John C. Pound (6)	23,326	*
William U. Westerfield (7)	5,043	*

Named Executive Officers

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Matthew K. McCauley (8)	493,201	1.7%
Blair W. Lambert (9)	243,164	*
Kip M. Garcia (10)	280,583	*
Marina Armstrong (11)	288,783	*
Lynda G. Gustafson (12)	12,879	*
All current directors and executive officers as a group (11 persons) (13)	1,418,882	4.8%

*	Less than 1%.

(1)	This information is derived from this stockholder’s Schedule 13G/A filed with the SEC on February 17, 2009. Wellington Management Company, LLP filed the Schedule 13G and reported that, as of December 31, 2008, Wellington Management Company, LLP had shared voting power over 1,466,770 shares and shared dispositive power over 1,915,920 shares.

(2)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on February 5, 2009. Barclays Global Investors, N.A. filed the Schedule 13G with affiliated persons and reported that, as of December 31, 2008, Barclays Global Investors, N.A. and the affiliated persons had sole voting power over 1,461,166 shares and sole dispositive power over 1,907,152 shares.

(3)	Includes 10,937 shares underlying options that are exercisable within 60 days of April 6, 2009, and 5,043 unvested shares of restricted stock.

(4)	Includes 15,000 shares underlying options that are exercisable within 60 days of April 6, 2009, and 5,043 unvested shares of restricted stock.

(5)	Represents 2,558 unvested shares of restricted stock.

(6)	Includes 15,978 shares underlying options that are exercisable within 60 days of April 6, 2009, and 5,043 unvested shares of restricted stock.

(7)	Represents 5,043 unvested shares of restricted stock. Excludes 708 shares held in a trust for which Mr. Westerfield’s wife is the trustee and as to which Mr. Westerfield disclaims beneficial ownership.

(8)	Includes 74,842 shares underlying options that are exercisable within 60 days of April 6, 2009, and 292,916 unvested shares of restricted stock.

(9)	Includes 80,081 shares underlying options that are exercisable within 60 days of April 6, 2009, and 125,000 unvested shares of restricted stock.

(10)	Includes 36,459 shares underlying options that are exercisable within 60 days of April 6, 2009, and 175,000 unvested shares of restricted stock.

(11)	Includes 71,770 shares underlying options that are exercisable within 60 days of April 6, 2009, and 137,500 unvested shares of restricted stock.

(12)	Includes 7,027 shares underlying options that are exercisable within 60 days of April 6, 2009.

(13)	Includes 331,865 shares underlying options that are exercisable within 60 days of April 6, 2009 and 753,146 unvested shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that all such reports were filed on a timely basis during fiscal 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board is responsible for determining the compensation of our Chief Executive Officer and approves all other executive officers’ compensation, including base salary, payments under our bonus programs and equity compensation.

General Philosophy and Objectives

It is the philosophy of the Compensation Committee that executive compensation should be performance-based. Specifically, executive compensation should be directly linked to financial and business performance, including increases in net income per diluted share and shareholder value. Consistent with our philosophy, we tie a significant portion of senior executive compensation to our financial and business performance. We designed our compensation policies to:

•	Align the interests of our executive officers with those of our stockholders;

•	Support a performance-oriented environment that recognizes individual performance as well as the achievement of specific Company-wide goals; and

•	Attract, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value.

We compensate our senior management, including the executive officers named in the compensation tables below, principally through a mix of base salary, cash bonus and equity compensation designed to provide total compensation at levels competitive with comparable companies with which we compete for executive talent. Executives participate in our 401(k) retirement plan on a similar basis as all other employees. Perquisites historically have not been significant components of our compensation packages.

We view our four senior executives as a team responsible for much of the leadership and success achieved by the Company over the past four years. Their varied and complementary skills and their ability to work together on all aspects of the Company’s business have been extremely important. Our compensation decisions for the team are influenced by this performance more than any individual’s title, and we consider the retention of this team to be fundamental to the growth and future success of the Company.

Targeted Total Compensation

Our compensation-setting process consists of targeting our Chief Executive Officer’s guaranteed compensation at less than the 50th percentile relative to the base compensation offered by comparable companies, while providing the opportunity to earn total compensation commensurate with the Company’s performance.

As a starting point for establishing targeted total compensation for our Chief Executive Officer for fiscal 2008, we benchmarked overall compensation levels using a peer group of companies in the retail apparel sector with annual sales, market capitalizations and/or ownership profiles comparable to ours. We developed our peer group by reviewing the companies in the peer group used for fiscal 2007 and determining whether each of those companies should be included in, as well as whether other companies should be added to, the peer group for fiscal 2008. The companies in our peer group for fiscal 2008 were Buckle, Chico’s, Coldwater Creek, Guess, Hot Topic, Limited Brands, Men’s Wearhouse, Talbot’s, Tween Brands, Urban Outfitters and Wet Seal. We considered Children’s Place and Pacific Sunwear but eliminated both as each had an interim Chief Executive Officer.

The peer group for fiscal 2007 had been selected by us in consultation with compensation consultant Radford Surveys and Consulting (Radford), a business unit of Aon Corporation. Radford provided peer group information, including financial performance, and related general compensation recommendations to the Compensation Committee during fiscal 2007. During fiscal 2007, Radford worked directly with the Compensation Committee to conduct a detailed assessment of our executive compensation plan. Radford did not provide any support to the Compensation Committee in fiscal 2008, although the Compensation Committee has retained Radford’s services for advice on compensation matters for fiscal 2009.

In addition to the peer group information, our annual review of compensation generally relies on both quantitative and qualitative indicators of individual and Company performance in determining total compensation, including the achievement of pre-established earnings targets (discussed in detail below), expense ratios, store openings, customer acquisition and loyalty, performance relative to certain competitors, the achievement of business objectives and strategic initiatives (particularly with respect to our more recently established operating divisions such as Janie and Jack, Gymboree Outlet and Crazy 8), succession planning and retention.

We followed a similar process with respect to establishing targeted total compensation for our other executive officers, including our other named executive officers. The Compensation Committee determines the compensation of the other executive officers in consultation with our Chief Executive Officer, who provides recommendations to the Committee.

Timing of Compensation Decisions

With the exception of significant promotions and new hires, we generally begin reviewing executive compensation for each fiscal year in the fourth quarter of the prior fiscal year, with the goal of finalizing our compensation early in the first quarter of the new fiscal year. This timing enables us to consider our prior-year performance and that of our executives, as well as our expectations for the current year. We prefer that incentive awards are made as early as practicable in the year to ensure clarity and alignment with our strategic goals for the year.

Components of Executive Compensation

As previously mentioned, we compensate our executive officers principally through a combination of base salary, cash bonus and equity compensation. We believe that offering executive officers a total compensation package that includes a significant portion of at-risk, performance-based awards aligns the interests of the officers with those of our stockholders. Each of the components of executive compensation is discussed below, but in general:

•	Base salaries are set at less than the 50th percentile in comparison to our peer group.

•	Annual cash bonuses are based on the achievement of pre-established earnings goals.

•

The size of performance equity awards is based on a number of factors, including prior year’s performance. The award is “earned” if and to the extent that specific performance goals are met during the fiscal year. If “earned,” 25% of the award vests immediately and the balance vests over three years, provided that the executive remains employed with the Company.

Base Salaries

The first key component of executive compensation is base salary. We seek to provide our executive officers with base salaries at less than the 50th percentile of our peer group, consistent with our philosophy that a significant majority of our executive officers’ compensation should be performance-based in order to align our executive’s interests with those of our stockholders.

We elected Mr. McCauley as our Chief Executive Officer on January 17, 2006. At that time, Mr. McCauley’s salary was set at $645,000 and remained at that level until April 1, 2008, at which time we increased Mr. McCauley’s salary to $750,000 in recognition of his performance in fiscal 2007.

We determined the base salaries for our other executive officers in consultation with the Chief Executive Officer. On March 3, 2008, we increased Mr. Garcia’s salary from $385,000 to $425,000 in recognition of his contributions to improvements in several key product lines, including our boys’ product line. We maintained the fiscal 2008 base salaries of Mr. Lambert, our Chief Operating Officer/Chief Financial Officer, and Ms. Armstrong, our Senior Vice President, Human Resources and Play & Music and Secretary, at $385,000, the salary level that was in effect for each for fiscal 2007. On April 1, 2008, we increased the fiscal 2008 base salary of our Vice President, Corporate Controller, Lynda G. Gustafson, from $220,000 to $230,000, effective March 16, 2008.

In December 2008, our executive officers requested that the Compensation Committee reduce executive base salaries as part of an overall Company strategy to reduce costs, including compensation costs, in light of deteriorating economic conditions and the challenging retail environment. On December 9, 2008, the Compensation Committee approved the requested decreases to the base salaries of the executive officers, effective as of December 15, 2008. Mr. McCauley’s base salary was reduced by 15% to $637,500, Mr. Lambert, Mr. Garcia and Ms. Armstrong’s base salaries were reduced by 12% to $338,800, $374,000 and $338,800, respectively, and Ms. Gustafson’s base salary was reduced by 10% to $207,000. We also determined that those base salaries would remain in effect for fiscal 2009.

Cash Bonuses

The second key component of executive compensation is an annual cash bonus. We establish cash bonus programs with awards based on specific earnings goals to encourage alignment with our stockholders’ interests. The amounts of the cash bonuses increase as higher earnings thresholds are achieved. We may also, on occasion, provide discretionary cash bonuses in recognition of outstanding performance by an executive or group of executives.

2008 Bonus Plan

On January 21, 2008, we adopted a cash incentive bonus plan for fiscal 2008 that provided all executive officers the opportunity to earn cash bonuses based on our quarterly and annual financial performance. The 2008 Bonus Plan generally followed the format of bonus plans for prior fiscal years.

We established a target payout percentage for each named executive officer at the beginning of the fiscal year. The target payout percentage for a named executive officer increases as his or her level of responsibility increases. The named executive officer’s average annual base salary (after any increases or decreases applicable during the year) is multiplied by his or her target payout percentage to arrive at the named executive officer’s annual target payout amount.

The applicable target percentages and target payout amounts for the named executive officers are set forth below (quarterly target payout amounts are one-fourth of the annual target payout amount):

Name	Title	2008 Annual Target Percentage		2008 Annual Target Payout Amount
Matthew K. McCauley	Chief Executive Officer	150	%(1)	$1,051,957

Blair W. Lambert	Chief Operating Officer/Chief Financial Officer	85%		$322,072

Kip M. Garcia	President	100	%(1)	$410,487

Marina Armstrong	Senior Vice President, Human Resources and Play & Music and Secretary	85%		$322,072

Lynda G. Gustafson	Vice President, Corporate Controller	40%		$90,325

(1)	On March 3, 2008, the Compensation Committee increased Mr. McCauley’s target payout percentage from 100% to 150% and increased Mr. Garcia’s target payout percentage from 85% to 100%.

The Compensation Committee then reviewed the Company’s three-year strategic plan and business plan for fiscal 2008, including specific programs for increasing revenues and decreasing expenses, as well as management’s financial projections and the underlying assumptions. The Compensation Committee felt that a number of internal and external risks created downward pressure on the Company’s ability to sustain its recent rate of growth in earnings, including the anticipated loss related to Crazy 8 (the Company’s newest growth concept), supply chain concerns, particularly the availability of factory capacity, and the diminishing benefits from its cost reduction strategies. Based on its assessment of management’s business plan in light of these and other factors, coupled with the deteriorating economic outlook, the Compensation Committee arrived at the following performance targets:

				Earnings Per Share Target	Bonus Percent
Q1	Q2	Q3	Q4	Fiscal 2008
$0.70	$0.196	$0.95	$0.97	$2.78	25%
$0.71	$0.200	$0.96	$0.99	$2.83	50%
$0.72	$0.205	$0.98	$1.00	$2.88	75%
$0.74	$0.210	$1.00	$1.02	$2.94	100%
$0.75	$0.215	$1.02	$1.05	$3.00	125%
$0.77	$0.220	$1.05	$1.07	$3.07	150%

All of the named executive officers would have an opportunity to individually earn bonuses from 25% to 150% of their target payout amounts.

•

The 25% bonus percent level represented a 4% increase in annual earnings per diluted share over fiscal 2007 and was the lowest level at which the Compensation Committee felt a named executive officer should receive a bonus. If the Company did not achieve this earnings threshold, no bonuses would be payable to any named executive officer.

•

The 100% bonus percent level was our target goal for fiscal 2008, representing a 10% increase in annual earnings per diluted share over fiscal 2007. If the Company achieved this earnings threshold, the named executive officers would receive cash compensation (base salary plus bonus) at approximately the 50th percentile of our peer group.

•	The 150% bonus percent level represented a 15% increase in annual earnings per diluted share over fiscal 2007.

At the end of each fiscal quarter and the fiscal year, we calculate each named executive officer’s bonus by multiplying his or her target payout amount (annual or quarterly) by the bonus percent associated with the actual earnings per diluted share reported by the Company for the applicable period. We pay bonuses quarterly of up to 100% of the quarterly target payout amount. We pay bonuses above 100% of the quarterly target payout amount after the end of the fiscal year. A named executive officer must be employed at the end of the applicable quarter to receive a quarterly bonus payment and must be employed at the end of the fiscal year to receive payment of bonus amounts above 100% of the quarterly target payment amounts. If we fail to meet one or more quarterly performance targets, but meet the annual performance targets, the named executive officer is eligible to receive a “catch-up” bonus, which allows the total bonus paid for the year to equal up to the maximum (150%) of the annual target payout amount.

Consistent with our desire to create a performance-based culture that aligns our management’s interests with those of our stockholders and the contributions of our senior executive team, the Compensation Committee extended the potential bonuses under the 2008 Bonus Plan for Messrs. McCauley, Lambert and Garcia and Ms. Armstrong so that those officers could earn bonuses up to the 250% bonus percent level if the Company significantly outperformed the plan. The Committee set potential awards at the 200%, 225% and 250% bonus percent levels, which represented a 19%, 25% and 27% increase in annual earnings per diluted share over fiscal 2007, respectively.

				Earnings Per Share Target	Bonus Percent
Q1	Q2	Q3	Q4	Fiscal 2008
$0.80	$0.230	$1.08	$1.11	$3.18	200%
$0.84	$0.2375	$1.14	$1.16	$3.34	225%
$0.85	$0.241	$1.16	$1.18	$3.39	250%

For fiscal 2008, Messrs. McCauley, Lambert and Garcia and Ms. Armstrong earned bonuses at the 250% of the target payout amount for the first and second fiscal quarters, at 150% of the target payout amount for the third fiscal quarter and at 75% of the target payout amount for the fourth fiscal quarter. As a result of the catch-up bonus, Messrs. McCauley, Lambert and Garcia and Ms. Armstrong earned an annual bonus at 200% of the target payout amount. Ms. Gustafson earned bonuses at 150% of the target payout amount for each of the first three fiscal quarters and at 75% of the target payout amount for the fourth quarter. As a result of the catch-up bonus, Ms. Gustafson earned an annual bonus at 150% of the target payout amount. In addition, Ms. Gustafson received a retention bonus of $46,000 (20% of base compensation) in April 2008 pursuant to a retention program established in fiscal 2005 and ending in fiscal 2008. On April 15, 2009, the Compensation Committee awarded Ms. Gustafson an additional cash performance bonus of $33,659 for her outstanding performance during fiscal 2008.

For fiscal 2009, based on the economic environment and the anticipated challenges, management requested that the cash bonus program be suspended for Messrs. McCauley, Lambert and Garcia and Ms. Armstrong for the fiscal year, and the Compensation Committee agreed. Incentive compensation for these senior executives for fiscal 2009 will consist solely of performance-based restricted stock.

Equity Compensation

The third key component of executive compensation is equity compensation. In fiscal 2008, we continued our practice of granting to our senior executives restricted stock awards that vest based on both the achievement of specified performance goals and continued service. We believe that performance-based restricted stock provides a better vehicle for retention and a more effective long-term incentive as compared to stock options or restricted stock that vests based solely on continued service. However, we may use restricted stock awards with only time-based vesting on a limited basis as appropriate when retention or recruitment is our primary and immediate objective. The restricted stock awards to Messrs. McCauley, Lambert and Garcia and Ms. Armstrong in fiscal 2008 were performance-based awards as described in more detail below. Ms. Gustafson received 5,000 restricted stock units on March 3, 2008, with time-based vesting over a four-year period.

Our process for granting restricted stock is as follows:

•	We consider a number of factors, including prior-year performance, in determining the grant size.

•	Each grant contains performance criteria that must be satisfied during the performance period in order for the restricted stock grant to be “earned” and subject to vesting.

•

At the end of the performance period, the portion of the grant that is “earned” is determined based on actual performance and 25% of that earned portion vests. The unearned portion of the grant lapses.

•	The remaining 75% of the earned portion of the grant vests in annual increments of 25% over three years, provided that the executive remains employed by the Company.

On March 3, 2009 and April 1, 2009, we granted performance-based restricted stock awards for fiscal 2008 in the aggregate amount of 150,000 shares to Mr. McCauley, 100,000 shares to Mr. Garcia, and 65,000 shares to each of Mr. Lambert and Ms. Armstrong. The award level actually earned by the recipients depended on the level of earnings per diluted share achieved by the Company for fiscal 2008. Upon final determination of the award level, one-fourth of the award would vest. The balance of the award would vest over the following three years, provided that the executive remained continuously employed by the Company.

The specific performance goals and award levels were as follows:

Earnings Per Share Target	EPS Growth	Earned Percent	Matthew K. McCauley	Blair W. Lambert	Kip M. Garcia	Marina Armstrong
Fiscal 2008
$2.78	4%	25%	37,500	16,250	25,000	16,250
$2.83	6%	50%	75,000	32,500	50,000	32,500
$2.88	8%	75%	112,500	48,750	75,000	48,750
$2.94	10%	100%	150,000	65,000	100,000	65,000

The earnings per diluted share thresholds for the above award levels are identical to the first four thresholds established under the cash bonus program, and the full awards would be earned if the Company met its target performance goals.

Based on our performance above the 100% bonus level for fiscal 2008, Mr. McCauley’s award was set at 150,000 shares, Mr. Garcia’s award was set at 100,000 shares, and the awards of Mr. Lambert and Ms. Armstrong were each set at 65,000 shares. Each of these awards became 25% vested on April 16, 2009, and will vest in additional 25% increments on March 3 and April 1 (depending on the date of initial award) in each of 2010, 2011 and 2012, provided that the executive is employed by the Company at that time.

Severance Benefits

We do not enter into written employment agreements with our employees, so the only severance benefits historically available to our executives are those under the Company’s management severance plans in effect from time to time. These plans have provided modest severance benefits to our executives at the level of Vice President and above in the case of a termination without “cause.” We believe that reasonable severance benefits support employee retention, particularly in the case of executives who are long-term employees of the Company.

In early 2008, we commenced a review of our severance benefit programs in light of the pending expiration, on May 1, 2008, of our 2003 Management Severance Plan and 2003 Management Severance Plan (Lump Sum Payment), as well as information received from our human resources group that our severance benefits were not competitive with those at other companies with which the Company was competing for managerial talent.

On April 1, 2008, we adopted an Amended and Restated Management Severance Plan that provides a similar range of benefits to participants as those previously available under the 2003 Management Severance Plan and 2003 Management Severance Plan (Lump Sum Payment). However, as a result of our review of the appropriate level of benefits to be provided to our executive officers, we determined that the severance payment to each of our named executive officers under the Amended and Restated Management Severance Plan, in the event of an involuntary termination, should be at 100% of base salary (versus 50% of base salary previously provided under the old plans). We increased the severance benefits to be competitive with those offered by our peer companies both for our existing executives and for potential new executive hires.

On April 1, 2008, we also amended (1) all outstanding stock options held by each executive officer so that in the event of an involuntary termination (as defined in the Amended and Restated Management Severance Plan), any stock options that were not then fully exercisable and vested would become fully vested and exercisable, effective as of the date of termination of such executive officer, and (2) all outstanding restricted stock and restricted stock unit awards granted to each executive officer, so that in the event of an involuntary termination, any applicable forfeiture restrictions that are time-based only would lapse, effective as of the date of termination of such executive officer (this does not apply to performance-based restricted stock awards that are subject to performance criteria at the time of termination). Historically, neither the terms of our stock option grants nor restricted stock awards provided for the acceleration of vesting upon an employee’s termination of service, regardless of the reason for termination (other than in the case of a change of control as described below). We believed that this change was appropriate given our emphasis on performance-based compensation and the need to provide some certainty and retention incentives to our executive officers with respect to equity awards that had been “earned” by satisfying performance criteria but which might not be realized in the case of an involuntary termination.

Change of Control

We provide change-of-control benefits to eliminate, or at least reduce, any reluctance on the part of our senior management to pursue potential change-of-control transactions that may be in the best interests of our stockholders by providing for payments that will protect them in the event of a change of control.

On April 1, 2008, we adopted an Amended and Restated Management Change of Control Plan that provides the same range of benefits to participants as previously provided in our 2003 Management Change of Control Plan (which would have expired on May 1, 2008). We determined that our executive officers would receive the same benefits under the Amended and Restated Management Change of Control Plan as had been granted to the executive officers under the prior plan.

Executive officers who participate in the Amended and Restated Management Change of Control Plan will receive lump-sum payments equal to a multiple (100%, 200% or 300%) of their annual compensation (current salary plus average bonus for the prior three full fiscal years), as well as a pro-rated bonus for the year in which termination occurs, if their employment terminates on an involuntary basis other than for cause within a specified period (either twelve or eighteen months) following a change of control. We also continue health and other insurance benefits for the applicable twelve- or eighteen-month period. To the extent that payments to any participant under the Management Change of Control Plan are “parachute payments” under Internal Revenue Code Section 280G and subject to an excise tax under Internal Revenue Code Section 4999, we will gross up the change-of-control benefits so that the participant will receive the benefit promised net of any incremental taxes imposed.

In addition, in the event of a change of control, our 2004 Equity Incentive Plan provides that all outstanding unvested stock options will become immediately vested and exercisable on that date and the participant may elect to exchange them for cash payments calculated by a formula set forth in the plan. The 2004 Equity Incentive Plan also provides that the vesting restrictions on all restricted stock and restricted stock unit awards will lapse.

On April 1, 2008, we extended “gross-up” benefits for each executive officer to the accelerated vesting of outstanding stock options and lapse of restrictions on restricted stock and restricted stock units resulting from a change of control, even if the executive officer’s employment is not terminated, if the accelerated vesting and lapse of restrictions, when aggregated with any other change-of-control payments or benefits, would constitute a “parachute payment.” As discussed above under “Equity Compensation,” restricted stock, which vests over a three-year period once earned by the satisfaction of performance criteria after a one-year period, is a key to creating a meaningful long-term incentive structure with an effective retention feature. The uncertainty created by the potential of a “parachute tax” as a result of the acceleration of equity awards following a change of control diminishes the potential value of those awards, which in turn may create a disincentive for our executives to pursue change of control transactions that may be beneficial to our shareholders. We have placed increasing weight on long-term equity incentives in our compensation structure and believe it is important to ensure that the value of those incentives is preserved in change-of-control situations.

Retirement Plans

The Company maintains a 401(k) plan pursuant to which the Company matches employee contributions on a dollar-for-dollar basis up to 4% of salary, subject to applicable legal limits. There are no other retirement plans in place for any employees, including the named executive officers. Due to the difficult economic environment anticipated for fiscal 2009, the 401(k) match was suspended on March 1, 2009.

Perquisites and Other Benefits

We annually review the perquisites that members of our senior management receive. The primary perquisite for executives at the level of Vice President or above consists of reimbursement of up to 1% of base salary for tax-related and other financial planning services. We believe that good financial planning by experts reduces the amount of time and attention senior management must spend on that topic and maximizes the net financial reward to the employees from their compensation packages.

Executive officers may participate in our 1993 Amended and Restated Employee Stock Purchase Plan on the same basis as other employees. Due to the difficult economic environment anticipated for fiscal 2009, the Amended and Restated Employee Stock Purchase Plan was suspended on January 1, 2009.

We pay all medical, dental and vision insurance premiums at and above the level of Vice President. We pay life and disability insurance premiums for all eligible employees. Executive officers may also participate in certain other benefit programs that we make available to all eligible employees, including discounts on our products.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation in excess of $1,000,000 paid to the company’s chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer). Certain performance-based compensation is specifically exempt from the deduction limit.

The Compensation Committee attempts to minimize executive compensation expense that is non-deductible for tax purposes while retaining the flexibility necessary to provide total compensation in line with our compensation philosophy. Section 162(m) did not limit our ability to deduct the compensation we paid for fiscal 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

THE COMPENSATION COMMITTEE

Gary M. Heil, Chairman
John C. Pound
William U. Westerfield

EXECUTIVE COMPENSATION

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s named executive officers for fiscal years 2008, 2007 and 2006. All numbers are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Matthew K. McCauley(5) Chairman and CEO	2008	$884,831	—	$5,473,054	$192,361	$2,103,915	$25,601	$8,679,762
	2007	645,000	—	3,816,168	307,128	886,875	23,652	5,678,823
	2006	657,404	—	1,070,299	396,613	1,290,000	20,345	3,434,661

Blair W. Lambert (6) COO/CFO	2008	404,516	—	2,701,154	234,142	644,144	21,681	4,005,637
	2007	385,000	—	2,169,487	243,412	449,969	21,126	3,268,994
	2006	392,404	$15,000	297,062	253,063	654,500	17,858	1,629,887

Kip M. Garcia (7) President	2008	493,519	—	3,517,354	66,224	820,974	20,781	4,918,852
	2007	385,000	—	2,351,542	146,586	449,969	19,159	3,352,256
	2006	392,404	15,000	454,083	149,352	654,500	17,843	1,683,182

Marina Armstrong (8) SVP, HR and Play & Music and Secretary	2008	464,886	—	2,828,401	86,441	644,144	24,720	4,048,592
	2007	384,327	—	2,288,153	199,946	449,356	26,958	3,348,740
	2006	356,731	15,000	408,362	261,475	595,000	20,130	1,656,698

Lynda G. Gustafson (9) VP, Corporate Controller	2008	225,750	79,660	125,931	29,464	135,488	21,672	617,965
	2007	218,500	33,000	99,817	40,587	131,100	21,820	544,824
	2006	210,039	25,700	27,120	63,732	144,335	18,501	489,427

(1)	The amount reported in this column for each officer reflects the dollar amount of base salary paid in the year, including salary increases and decreases effective during the year. The amount reported in this column includes the following cash payments for accrued paid time off that was cashed out during the year, as the respective officers no longer accrue paid time off: Mr. McCauley: $166,532; Mr. Lambert: $25,736, Mr. Garcia: $78,462, and Ms. Armstrong: $86,105.

(2)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under SFAS 123R, rather than an amount paid to or realized by the officer, for outstanding restricted stock and restricted stock unit awards granted in and prior to the year. Assumptions used in the calculation of these compensation costs for fiscal 2008 are included in Note 7 to the Company’s audited financial statements included in the 2008 Annual Report on Form 10-K for the year ended January 31, 2009 and Note 7 to the Company’s audited financial statements included in the 2007 Annual Report on Form 10-K for the year ended February 2, 2008. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. Due to partial satisfaction of performance conditions for the restricted stock awards granted in fiscal 2007, in fiscal 2008 Mr. McCauley forfeited $3,836,471 of restricted stock and Mr. Lambert, Mr. Garcia and Ms. Armstrong each forfeited $2,762,250 of restricted stock. The value of these forfeitures is based on the grant date fair market value of the underlying awards calculated under SFAS 123R. No compensation costs were recorded in fiscal 2007 or fiscal 2008 for the forfeited restricted stock.

(3)

The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under SFAS 123R, rather than an amount paid to or realized by the officer, for stock options granted in and prior to the year. Assumptions used in the calculation of these compensation costs for fiscal 2008 are included in Note 7 to the Company’s audited financial statements included in the 2008 Annual Report on Form 10-K for the year ended January 31, 2009 and Note 8 to the Company’s audited financial statements included in the 2006 Annual Report on Form 10-K for the year ended February 3, 2007. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes.

(4)	Represents performance-based cash compensation.

(5)	The All Other Compensation column for fiscal 2008 with respect to Mr. McCauley represents $14,262 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured, $9,174 for Company contributions to the Company’s 401(k) plan and $2,165 for financial planning services paid for by the Company.

(6)	The All Other Compensation column for fiscal 2008 with respect to Mr. Lambert represents $14,360 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured, $6,021 for Company contributions to the Company’s 401(k) plan and $1,300 for financial planning services paid for by the Company.

(7)	The All Other Compensation column for fiscal 2008 with respect to Mr. Garcia represents $11,959 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured, $7,037 for Company contributions to the Company’s 401(k) plan and $1,785 for financial planning services paid for by the Company.

(8)	The All Other Compensation column for fiscal 2008 with respect to Ms. Armstrong represents $14,360 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured, $9,040 for Company contributions to the Company’s 401(k) plan and $1,320 for financial planning services paid by the Company.

(9)	The All Other Compensation column for fiscal 2008 with respect to Ms. Gustafson represents $12,532 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured and $9,140 for Company contributions to the Company’s 401(k) plan.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding grants of plan-based awards for each of the Company’s named executive officers for fiscal 2008.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew K. McCauley	Annual Incentive Award		$262,989	$1,051,957	2,629,894
Chairman and CEO	RSA	3/3/08				12,500	50,000	50,000		$2,013,500
	RSA	4/1/08				25,000	100,000	100,000		4,224,000
Blair W. Lambert	Annual Incentive Award		80,518	322,072	805,179
COO/CFO	RSA	3/3/08				6,250	25,000	25,000		1,006,750
	RSA	4/1/08				10,000	40,000	40,000		1,689,600
Kip M. Garcia	Annual Incentive Award		102,622	410,487	1,026,217
President	RSA	3/3/08				10,000	40,000	40,000		1,610,800
	RSA	4/1/08				15,000	60,000	60,000		2,534,400
Marina Armstrong	Annual Incentive Award		80,518	322,072	805,179
SVP, HR	RSA	3/3/08				6,250	25,000	25,000		1,006,750
and Play & Music and Secretary	RSA	4/1/08				10,000	40,000	40,000		1,689,600
Lynda G. Gustafson	Annual Incentive Award		22,581	90,325	135,488
VP, Corporate Controller	RSU	3/3/08							5,000	201,350

The following narrative discusses the material information necessary to understand the information in the tables above.

Bonus. Amounts in the Bonus column in the Summary Compensation Table represent discretionary cash bonus payments, except that for Ms. Gustafson, they include cash retention bonus payments. Ms. Gustafson received a retention bonus in April 2007 equal to 15% of her base salary and a retention bonus in April 2008 equal to 20% of her base salary.

Stock Awards. Amounts in the Stock Awards column in the Summary Compensation Table relate to restricted stock awards (RSAs) and restricted stock unit awards (RSUs) granted under our 2004 Equity Incentive Plan. Additional information about the restricted stock and restricted stock unit awards, including the vesting schedule for the awards granted to the named executive officers and included in the 2008 Grants of Plan-Based Awards Table, is included in “Compensation Discussion and Analysis” above.

Option Awards. Amounts reported in the Option Awards column in the Summary Compensation Table relate to stock options granted under our 2004 Equity Incentive Plan, 2002 Stock Incentive Plan or 1993 Stock Option Plan.

Non-Equity Incentive Plan Compensation. Amounts reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table represent payments made under the Company’s 2008 Bonus Plan. Additional information about the 2008 Bonus Plan is included in “Compensation Discussion and Analysis” above.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the Company’s named executive officers at fiscal 2008 year end. Market values for restricted stock and restricted stock units are presented as of the end of fiscal 2008 (based on the closing stock price of the Company’s common stock on January 30, 2009, the last trading day of the year, of $24.50) for outstanding stock awards.

		Option Awards(1)				Stock Award
Name	Grant Date	Number of Securities Underlying Unexercised Options(#)		Option Exercise Price($)	Option Expiration Date	Service-Based Equity Awards		Equity Incentive Plan Awards
		Exercisable	Unexercisable			Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Number of Unearned Shares, Units or Other Rights That have Not Vested(#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Matthew K. McCauley, Chairman and CEO
Equity Awards (RSA) (2)	4/1/08							100,000	$2,450,000
Equity Awards (RSA) (3)	3/3/08							50,000	1,225,000
Equity Awards (RSA) (4)	2/10/07							109,374	2,679,663
Equity Awards (RSA) (5)	2/10/06							90,000	2,205,000
Equity Awards (RSA) (6)	6/13/05					25,000	$612,500
Stock Options	3/21/05	39,584	2,083	$12.24	3/21/2015
Stock Options	2/7/05	22,760	1,041	12.00	2/7/2015
Stock Options	11/18/04	9,374	0	11.66	11/18/2014
Blair W. Lambert, COO / CFO
Equity Awards (7)	4/1/08							40,000	980,000
Equity Awards (8)	3/3/08							25,000	612,500
Equity Awards (RSA) (9)	2/10/07							78,750	1,929,375
Equity Awards (RSA) (10)	2/10/06							15,000	367,500
Stock Options	3/21/05	16,666	4,167	12.24	3/21/2015
Stock Options	1/10/05	58,936	0	12.60	1/10/2015
Stock Options	6/25/03	312	0	17.19	6/25/2013
Kip M. Garcia, President
Equity Awards (11)	4/1/08							60,000	1,470,000
Equity Awards (12)	3/3/08							40,000	980,000
Equity Awards (RSA) (9)	2/10/07							78,750	1,929,375
Equity Awards (RSA) (13)	2/10/06							20,000	490,000
Equity Awards (RSA) (14)	2/10/06					25,000	612,500
Stock Options	11/18/04	33,334	0	11.66	11/18/2014
Stock Options	4/26/04	3,125	0	17.33	4/26/2014
Marina Armstrong, SVP, HR and P&M and Secretary
Equity Awards (7)	4/1/08							40,000	980,000
Equity Awards (8)	3/3/08							25,000	612,500
Equity Awards (RSA) (9)	2/10/07							78,750	1,929,375
Equity Awards (RSA) (10)	2/10/06							15,000	367,500
Equity Awards (RSA) (14)	2/10/06					25,000	612,500
Stock Options	3/21/05	10,938	1,041	12.24	3/21/2015
Stock Options	11/18/04	19,791	0	11.66	11/18/2014
Stock Options	3/30/04	40,000	0	17.02	3/30/2014
Lynda G. Gustafson, VP, Corporate Controller
Equity Awards (RSU) (15)	3/3/08					5,000	122,500
Equity Awards (RSU) (16)	4/5/07							3,000	73,500
Equity Awards (RSU) (17)	2/10/06					2,500	61,250
Stock Options	2/7/05	5,413	416	12.00	2/7/2015
Stock Options	11/18/04	1,198	0	11.66	11/18/2014

(1)	Except as otherwise noted, stock options vest 1/48th per month of continuous service completed from the Grant Date shown above.

(2)	As described in more detail in “Compensation Discussion and Analysis” above, Mr. McCauley received a performance-based award of 100,000 shares of restricted stock. The total number of shares of Mr. McCauley’s award that can vest over four years depends on fiscal 2008 earnings per diluted share. In each case, 25% of the shares would vest on April 16, 2009, and 25% of the shares would vest on each of April 1, 2010, 2011 and 2012. The Company’s fiscal 2008 earnings per diluted share were $3.21; accordingly, 100,000 shares of the total of 100,000 shares awarded to Mr. McCauley may vest depending on his continued service to the Company, with 25,000 shares to vest on each of April 16, 2009 and April 1, 2010, 2011 and 2012.

(3)	As described in more detail in “Compensation Discussion and Analysis” above, Mr. McCauley received a performance-based award of 50,000 shares of restricted stock. The total number of shares of Mr. McCauley’s award that can vest over four years depends on fiscal 2008 earnings per diluted share. In each case, 25% of the shares would vest on April 16, 2009, and 25% of the shares would vest on each of March 3, 2010, 2011 and 2012. The Company’s fiscal 2008 earnings per diluted share were $3.21; accordingly, 50,000 shares of the total of 50,000 shares awarded to Mr. McCauley may vest depending on his continued service to the Company, with 12,500 shares to vest on each of April 16, 2009 and March 3, 2010, 2011 and 2012.

(4)	Mr. McCauley received a performance-based award of 250,000 shares of restricted stock in 2007. Based on the Company’s fiscal 2007 earnings per diluted share, 145,833 shares of the total of 250,000 shares awarded to Mr. McCauley may vest depending on his continued service to the Company, with 36,459 shares vesting on April 17, 2008 and 36,459 shares to vest on each of February 10, 2009, 2010 and 2011.

(5)	Mr. McCauley received a performance-based award of 180,000 shares of restricted stock in 2006. Based on the Company’s fiscal 2006 earnings per diluted share, 180,000 shares of the total of 180,000 shares awarded to Mr. McCauley may vest depending on his continued service to the Company, with 45,000 shares vesting on each of April 19, 2007 and February 10, 2008, and 45,000 shares to vest on each of February 10, 2009 and 2010.

(6)	25,000 shares to vest on June 13, 2009.

(7)	As described in more detail in “Compensation Discussion and Analysis” above, Mr. Lambert and Ms. Armstrong each received a performance-based award of 40,000 shares of restricted stock. The total number of shares of each of those awards that can vest over four years depends on fiscal 2008 earnings per diluted share. In each case, 25% of the shares would vest on April 16, 2009, and 25% of the shares would vest on each of April 1, 2010, 2011 and 2012. The Company’s fiscal 2008 earnings per diluted share were $3.21; accordingly, 40,000 shares of the total of 40,000 shares awarded to each of Mr. Lambert and Ms. Armstrong may vest depending on their continued service to the Company, with 10,000 shares to vest on each of April 16, 2009 and April 1, 2010, 2011 and 2012.

(8)	As described in more detail in “Compensation Discussion and Analysis” above, Mr. Lambert and Ms. Armstrong each received a performance-based award of 25,000 shares of restricted stock. The total number of shares of each of those awards that can vest over four years depends on fiscal 2008 earnings per diluted share. In each case, 25% of the shares would vest on April 16, 2009, and 25% of the shares would vest on each of March 3, 2010, 2011 and 2012. The Company’s fiscal 2008 earnings per diluted share were $3.21; accordingly, 25,000 shares of the total of 25,000 shares awarded to each of Mr. Lambert and Ms. Armstrong may vest depending on their continued service to the Company, with 6,250 shares to vest on each of April 16, 2009 and March 3, 2010, 2011 and 2012.

(9)

Mr. Lambert, Mr. Garcia and Ms. Armstrong each received a performance-based award of 180,000 shares of restricted stock in 2007. Based on the Company’s fiscal 2007 earnings per diluted share, 105,000 shares of the total of 180,000 shares awarded to each of Mr. Lambert, Mr. Garcia and Ms. Armstrong may vest depending on their continued service to the Company, with 26,250 shares vesting on April 17, 2008 and 26,250 shares to vest on each of February 10, 2009, 2010 and 2011.

(10)	Mr. Lambert and Ms. Armstrong each received a performance-based award of 30,000 shares of restricted stock in 2006. Based on the Company’s fiscal 2006 earnings per diluted share, 30,000 shares of the total of 30,000 shares awarded to each of Mr. Lambert and Ms. Armstrong may vest depending on their continued service to the Company, with 7,500 shares vesting on each of April 19, 2007 and February 10, 2008, and 7,500 shares to vest on each of February 10, 2009 and 2010.

(11)	As described in more detail in “Compensation Discussion and Analysis” above, Mr. Garcia received a performance-based award of 60,000 shares of restricted stock. The total number of shares of Mr. Garcia’s award that can vest over four years depends on fiscal 2008 earnings per diluted share. In each case, 25% of the shares would vest on April 16, 2009, and 25% of the shares would vest on each of April 1, 2010, 2011 and 2012. The Company’s fiscal 2008 earnings per diluted share were $3.21; accordingly, 60,000 shares of the total of 60,000 shares awarded to Mr. Garcia may vest depending on his continued service to the Company, with 15,000 shares to vest on each of April 16, 2009 and April 1, 2010, 2011 and 2012.

(12)	As described in more detail in “Compensation Discussion and Analysis” above, Mr. Garcia received a performance-based award of 40,000 shares of restricted stock. The total number of shares of Mr. Garcia’s award that can vest over four years depends on fiscal 2008 earnings per diluted share. In each case, 25% of the shares would vest on April 16, 2009, and 25% of the shares would vest on each of March 3, 2010, 2011 and 2012. The Company’s fiscal 2008 earnings per diluted share were $3.21; accordingly, 40,000 shares of the total of 40,000 shares awarded to Mr. Garcia may vest depending on his continued service to the Company, with 10,000 shares to vest on each of April 16, 2009 and March 3, 2010, 2011 and 2012.

(13)	Mr. Garcia received a performance-based award of 40,000 shares of restricted stock in 2006. Based on the Company’s fiscal 2006 earnings per diluted share, 40,000 shares of the total of 40,000 shares awarded to Mr. Garcia may vest depending on his continued service to the Company, with 10,000 shares vesting on each of April 19, 2007 and February 10, 2008, and 10,000 shares to vest on each of February 10, 2009 and 2010.

(14)	12,500 shares to vest on each of February 10, 2009 and 2010.

(15)	1,250 shares to vest on each of March 3, 2009, 2010, 2011 and 2012.

(16)	Ms. Gustafson received a performance-based award of 4,000 restricted stock units in 2007. Based on the Company’s fiscal 2007 earnings per diluted share, all 4,000 units awarded to Ms. Gustafson may vest depending on her continued service to the Company, with 1,000 vesting on April 5, 2008 and 1,000 units to vest on each of April 5, 2009, 2010 and 2011.

(17)	1,250 shares to vest on each of February 10, 2009 and 2010.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding stock option exercises and stock awards vesting for each of the Company’s named executive officers during fiscal 2008. For stock options, the value realized is the difference between the closing fair market value of the underlying stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing fair market value of the underlying stock on the vesting date.

	Type of Award	Option Awards		Stock Awards
Name of Executive Officer		Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Matthew K. McCauley, Chairman and CEO	Stock Award			81,459	$3,283,881
	Stock Option	113,178	$3,766,653
Blair W. Lambert, COO/CFO	Stock Award			46,250	1,805,506
	Stock Option	35,417	1,195,717
Kip M. Garcia, President	Stock Award			48,750	1,968,375
	Stock Option	23,958	543,587
Marina Armstrong, SVP, HR and P&M and Secretary	Stock Award			46,250	1,868,375
	Stock Option	84,264	2,460,436
Lynda G. Gustafson, VP, Corporate Controller	Stock Award			2,250	93,320
	Stock Option	10,931	351,067

TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

The Company offers its executives certain benefits on termination of employment under its Amended and Restated Management Severance Plan and on termination of employment following a change of control under its Amended and Restated Management Change of Control Plan. A change of control may also accelerate the vesting of unvested stock options and the lapse of restrictions on stock awards under the terms of the Company’s equity compensation plans.

The Company has not entered into written employment agreements with any of its executive officers, so the only contractual benefits to an executive officer in the event of a termination of employment and/or a change of control are under these plans or as set forth below.

Severance Benefits – Management Severance Plan

As discussed above in “Compensation Discussion and Analysis,” the Company’s Amended and Restated Management Severance Plan was adopted in April 2008 and replaced two existing Management Severance Plans. The Amended and Restated Management Severance Plan provides participants with certain payments if their employment terminates on an involuntary basis unrelated to a change of control of the Company. A participant’s employment generally will be deemed to have been involuntarily terminated if terminated other than for cause, death or disability.

The Amended and Restated Management Severance Plan provides plan participants with severance payments equal to 25%, 50% or 100% of the participant’s base salary, payable in a lump sum, plus COBRA premiums continuation payments for 3, 6, 12 or 18 months, if the participant’s employment terminates on an involuntary basis unrelated to a change of control of the Company. All of our named executive officers participate in the Amended and Restated Management Severance Plan and are eligible to receive a severance payment equal to 100% of base salary, less applicable taxes, plus COBRA premiums continuation payments for 18 months, if involuntarily terminated.

Payments under the Amended and Restated Management Severance Plan are conditioned on the participant’s delivery of a waiver and release of claims in a form provided by the Company. Severance payments are also subject to forfeit if the participant violates the Company’s Code of Ethics or Code of Conduct or the participant’s restrictive covenants with the Company. Payments under the Amended and Restated Management Severance Plan are not payable if a participant is also entitled to benefits under the Amended and Restated Management Change of Control Plan.

Severance Benefits – Acceleration of Vesting of Option Awards and Lapse of Restrictions on Stock Awards under the Equity Compensation Plans

As discussed above in “Compensation Discussion and Analysis,” the Company provides additional benefits to its executive officers in the event of an involuntary termination (as defined in the Amended and Restated Management Severance Plan). Any stock options held by an executive officer that are not then fully exercisable and vested, will become fully vested and exercisable upon an involuntary termination of that officer, effective as of the date of termination. Any time-based forfeiture restrictions on outstanding restricted stock and restricted stock unit awards held by an executive officer will lapse upon an involuntary termination of that officer, effective as of the date of termination (this would not apply to performance-based restricted stock awards that are subject to performance criteria at the time of termination).

Change of Control Benefits – Management Change of Control Plan

As discussed above in “Compensation Discussion and Analysis,” the Amended and Restated Management Change of Control Plan was approved in April 2008. Executive officers who participate in the Amended and Restated Management Change of Control Plan are eligible to receive certain lump-sum payments and COBRA premiums continuation payments if their employment terminates on an involuntary basis other than for cause, death or disability within a specified period (either 12 or 18 months) following a Change of Control of the Company (as defined below). The lump-sum payment is equal to a specified multiple (100%, 200% or 300%) of the participant’s annual compensation (current base salary plus average annual bonus for the three full fiscal years prior to termination) plus a pro-rated bonus for the year of termination, less applicable taxes. The terminated executive will receive COBRA premiums continuation payments for a period of 12 or 18 months; however, payments in respect of each individual benefit are subject to earlier termination if a participant receives comparable coverage for that benefit under another employer’s plan.

An employee’s employment will generally be deemed to have been involuntarily terminated other than for cause upon (i) a material reduction in title, duties or responsibilities, (ii) a material reduction in annual base salary, or (iii) a material change in geographic work location. A “Change of Control” of the Company is generally defined as (1) an acquisition of 50% or more of the voting power of the Company, (2) a change in the composition of the Board of the Company in a two-year period, without the approval of the Incumbent Directors (as defined in the plan), that results in fewer than a majority of the Incumbent Directors remaining in office, (3) the completion of a merger or consolidation where the existing stockholders of the Company do not hold more than 50% of the voting power of the surviving entity, or (4) the sale or disposition of all or substantially all of the assets of the Company.

Under the Amended and Restated Management Change of Control Plan, if any of the named executive officers is terminated involuntarily, other than for death, disability or cause, at any time within 18 months following a Change of Control, the named executive officer, other than Lynda G. Gustafson, will be eligible to receive a payment equal to 300% of his or her annual compensation and a pro-rated bonus, in a single lump-sum payment, less applicable taxes, and COBRA premiums continuation payments for 18 months. Ms. Gustafson will be eligible to receive a payment equal to 200% of her annual compensation and a pro-rated bonus, in a single lump-sum payment, less applicable taxes, and COBRA premiums continuation payments for 18 months.

If the benefits under the Management Change of Control Plan, when aggregated with any other payments or benefits received by a participant, or to be received by a participant, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the participant’s plan benefits will be grossed up so that the net amount retained by the participant will equal the payment described in the preceding paragraph.

Change of Control Benefits – Acceleration of Vesting of Option Awards and Lapse of Restrictions on Stock Awards under the Equity Compensation Plans

In the event of a Change of Control, all outstanding awards under the Company’s 1993 Stock Option Plan, 2002 Stock Incentive Plan and 2004 Equity Incentive Plan will become immediately vested and exercisable on that date and will be terminated in exchange for cash payments calculated by a formula under the appropriate plan. The 1993 Stock Option Plan, 2002 Stock Incentive Plan and the 2004 Equity Incentive Plan each define a “Change of Control” as the acquisition by any person other than the Company, a subsidiary of the Company or an employee benefit plan of the Company of 50% or more of the voting power of the Company’s outstanding securities, stockholder approval of a merger or consolidation where the existing stockholders of the Company would not hold more than 50% of the voting power of the surviving entity, a change in the Board such that the majority of directors are no longer Incumbent Directors (as that term is defined in each plan), or stockholder approval of an agreement for the sale or disposition of all or substantially all the assets of the Company.

With respect to the named executive officers, all outstanding unvested stock options will fully vest and all restrictions on all outstanding restricted stock and restricted stock unit awards will lapse.

As discussed above in “Compensation Discussion and Analysis,” in April 2008 the Company extended “gross-up” benefits to executive officers in connection with the accelerated vesting and lapse of restrictions upon a Change of Control, without regard to employment status. If the accelerated vesting and lapse of restrictions, when aggregated with any other change-of-control payments or benefits, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the participant will receive a gross-up payment so that the net amount retained by the participant will equal the value of the accelerated vesting and lapse of restrictions.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

The potential payments upon termination of employment or change of control for each of the named executive officers are set forth in the table below. The amounts for Stock Option Vesting Acceleration and Lapse of Stock Award Restrictions in each column assume that the intrinsic value per share for vested stock options and shares of restricted stock is $24.50 per share, the closing price of the Company’s common stock on January 30, 2009.

Amounts payable pursuant to the Amended and Restated Management Severance Plan reported in the Before Change of Control Involuntary Termination w/o Cause column assume termination of employment on January 30, 2009, the last business day of fiscal 2008.

Amounts payable in the Change of Control column assume a change of control that is not accompanied by a termination of employment on January 30, 2009, the last business day of fiscal 2008, and includes only the amounts for option acceleration and lapse of restrictions on restricted stock that are triggered upon a change of control. In this situation, “gross-up” payments are not payable to any of the named executive officers since the value of the accelerated options and lapse of forfeiture restrictions on restricted stock would not have subjected any of the named executive officers to the “parachute” excise tax as of January 30, 2009.

The total value reported in the After Change of Control Involuntary Termination w/o Cause column assumes a change of control and termination of employment on January 30, 2009, and includes amounts payable under the Management Change of Control Plan and the amounts for option acceleration and lapse of restrictions on restricted stock that are triggered upon a change of control. The amounts for Severance Benefit in the After Change of Control Involuntary Termination w/o Cause column reflect the amounts payable under the Management Change of Control Plan as described above, plus a “gross-up” payment of $2,624,967 for Mr. Garcia since a portion of the total amount of benefits he is entitled to receive under the Management Change of Control Plan, together with the value of the accelerated options and lapse of forfeiture restrictions on restricted stock, would have subjected him to the “parachute” excise tax as of January 30, 2009.

Name	Benefit	Before Change of Control Involuntary Termination w/o Cause	Change of Control	After Change of Control Involuntary Termination w/o Cause
Matthew K. McCauley	Severance Benefit	$637,500	N/A	$5,786,028
	COBRA Premiums Continuation Payments*	23,238	N/A	23,238
	Stock Option Vesting Acceleration	38,550	$38,550	38,550
	Lapse of Stock Award Restrictions	5,497,163	9,172,163	9,172,163

	Total value:	$6,196,451	$9,210,713	$15,019,979

Blair W. Lambert	Severance Benefit	$338,800	N/A	$2,931,606
	COBRA Premiums Continuation Payments*	23,066	N/A	23,066
	Stock Option Vesting Acceleration	51,087	$51,087	51,087
	Lapse of Stock Award Restrictions	2,296,875	3,889,375	3,889,375

	Total value:	$2,709,828	$3,940,462	$6,895,134

Kip M. Garcia	Severance Benefit	$374,000	N/A	$5,656,049
	COBRA Premiums Continuation Payments*	19,109	N/A	19,109
	Stock Option Vesting Acceleration	0	$0	0
	Lapse of Stock Award Restrictions	3,031,875	5,481,875	5,481,875

	Total value:	$3,424,984	$5,481,875	$11,157,033

Marina Armstrong	Severance Benefit	$338,800	N/A	$2,764,018
	COBRA Premiums Continuation Payments*	23,066	N/A	23,066
	Stock Option Vesting Acceleration	12,763	$12,763	12,763
	Lapse of Stock Award Restrictions	2,909,375	4,501,875	4,501,875

	Total value:	$3,284,004	$4,514,638	$7,301,722

Lynda G. Gustafson	Severance Benefit	$207,000	N/A	$753,300
	COBRA Premiums Continuation Payments*	20,325	N/A	20,325
	Stock Option Vesting Acceleration	5,200	$5,200	5,200
	Lapse of Stock Award Restrictions	257,250	257,250	257,250

	Total value:	$489,775	$262,450	$1,036,075

*

Includes payments in respect of disability and life insurance benefits, as well as medical, dental and vision insurance benefits. Disability and life insurance costs are estimated based on the Company’s current group plan benefit costs; actual costs of individual non-plan benefits are not known at this time. Medical, dental and vision insurance costs are calculated using the current post- termination continued benefit rate prescribed by the applicable plan.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

The Board has delegated to our Audit Committee the responsibility for reviewing related-person transactions. The Audit Committee reviews the material facts of all related-person transactions, including transactions between the Company and our officers or directors (or affiliates of officers or directors), that require the Committee’s approval under the applicable rules of the SEC and NASDAQ. The Audit Committee either approves or disapproves the entering into of each related-person transaction. If advance review or approval is not feasible prior to the entry into of a particular related-person transaction, the Audit Committee will review that transaction after it has been entered into and determine whether to ratify such transaction. The Audit Committee has the authority to establish categories of related-person transactions which do not require the approval of the Committee as well as procedures for consummating certain types or categories of transactions without the approval of the Committee.

In April 2007, the Audit Committee approved written procedures authorizing the Company’s General Counsel to review and approve or ratify related-person transactions involving the payment by the Company of amounts of $100,000 or less (unless involving the General Counsel). These procedures require the General Counsel to promptly report to the Audit Committee each such related-person transaction reviewed by her and her determination.

In fiscal 2008, there were no related-person transactions under applicable SEC or NASDAQ rules.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2008 with the Company’s management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during fiscal 2008, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

3.	The Audit Committee has received the written disclosures and the letter from its independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended January 31, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

Daniel R. Lyle, Chairman

John C. Pound

William U. Westerfield

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The fees billed by Deloitte & Touche LLP for the indicated services performed during the fiscal 2008 and fiscal 2007 were as follows:

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$788,000	$976,000
Audit-Related Fees (2)	$10,000	$38,000
Tax Fees (3)	$201,000	$290,000
All Other Fees	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under Audit Fees. In fiscal 2008, these fees were related to consents issued for the Company’s 401(k) plan and annual franchise disclosure document. In fiscal 2007, these fees primarily included fees for the audit of the Company’s 401(k) plan.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2008, these fees included $173,000 for tax consultation and $28,000 for tax compliance. In fiscal 2007, these fees included $140,000 for tax consultation and $150,000 for tax compliance.

The Audit Committee has considered the non-audit services provided by Deloitte & Touche LLP as described above and believes that they are compatible with maintaining Deloitte & Touche LLP’s independence as the Company’s principal accountants.

The Audit Committee has established a policy requiring its pre-approval of the retention of the Company’s independent registered public accounting firm for all audit, review or attest engagements and all such non-audit services as the independent registered public accounting firm is permitted to provide the Company, as well as its approval of all fees, including those listed in the table above, for such services, other than de minimis non-audit services allowed by applicable law.

PROPOSAL TWO: ADVISORY VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the Company’s financial statements for fiscal year 2009, and recommends that the stockholders vote in favor of such appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1987. Stockholder approval of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit of the Company’s financial statements and the independent registered public accounting firm. The Audit Committee will consider the results of the stockholder vote and in the event of a negative vote will reconsider its selection of Deloitte & Touche LLP. Even in the event of an affirmative stockholder vote, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of fiscal 2008 with respect to the shares of the Company’s common stock that were authorized for issuance under all of the Company’s equity compensation plans in effect as of the end of fiscal 2008. The Company does not have any equity compensation plans that have not been approved by the Company’s stockholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights and Vesting of Restricted Stock Units		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan Approved by Stockholders	1,075,375	(1)	$13.57	(2)	1,301,520	(3)(4)(5)
Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	1,075,375		$13.57		1,301,520

(1)	Includes 286,321 shares subject to outstanding restricted stock unit awards.

(2)	Does not include shares subject to outstanding restricted stock unit awards.

(3)	Consists of 1,035,907 and 265,613 shares of common stock remaining available for issuance under The Gymboree Corporation 2004 Equity Incentive Plan and 1993 Amended and Restated Employee Stock Purchase Plan. As the 1993 Amended and Restated Employee Stock Purchase Plan was suspended as of January 1, 2009, no shares were subject to purchase as of the end of fiscal 2008.

(4)	From the inception of the 2004 Equity Incentive Plan to the end of fiscal 2008, 240,496 shares that were subject to options under the 1993 Stock Option Plan became available for issuance under the Company’s 2004 Equity Incentive Plan when those options expired without having been exercised and 1,274,826 shares became available for issuance under the Company’s 2004 Equity Incentive Plan that were either previously available for issuance and not subject to outstanding options under The Gymboree Corporation 2002 Stock Incentive Plan or subject to options under the Company’s 2002 Stock Incentive Plan that expired without having been exercised. Up to 200,738 shares that are currently subject to outstanding options granted under the 1993 Stock Option Plan or the Company’s 2002 Stock Incentive Plan may become available for issuance under the Company’s 2004 Equity Incentive Plan in the future to the extent those shares are not issued (for example, if those options expire without being exercised). Shares available for issuance under the Company’s 2004 Equity Incentive Plan may be granted in the form of stock options, stock awards, restricted stock awards, restricted stock units, stock appreciation rights or any other form of equity compensation approved by the Compensation Committee or the Board.

(5)	The Company’s non-employee directors receive annual equity awards valued at $110,000. These awards vest over a three-year term.

OTHER INFORMATION

Other Matters of Business

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

Annual Report

Copies of The Gymboree Corporation 2008 Annual Report to Stockholders are being mailed to stockholders together with this Proxy Statement. Additional copies may be obtained from the Secretary of the Company at 500 Howard Street, San Francisco, California 94105 or at http://ir.gymboree.com/annual.cfm.

The Gymboree Corporation Annual Report on Form 10-K for the fiscal year ended January 31, 2009, as filed with the SEC, is included in The Gymboree Corporation 2008 Annual Report to Stockholders.

Corporate Governance Information

The following corporate governance materials of the Company are available in the Investors section of the Company’s website at www.gymboree.com. You may access the materials by clicking on the “Our Company—Corporate Governance” link:

•	Business & Ethics Code of Conduct;

•	Audit Committee, Nominating and Governance Committee, and Compensation Committee charters;

•	Code of Ethics for Senior Financial Officers; and

•	Corporate Governance Guidelines.

If any material provision of the Company’s Business & Ethics Code of Conduct or the Company’s Code of Ethics for Senior Financial Officers is waived for the Company’s Chief Executive Officer or senior financial officers, or if any substantive changes are made to either code as they relate to any director or executive officer, the Company will disclose that fact on the Company’s website within four business days of such waiver being made.

Householding Information

As permitted by the SEC’s rules, the Company will deliver only one annual report or proxy statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of the annual report or proxy statement. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s transfer agent Computershare Investor Services by mail at PO Box 43078, Providence, Rhode Island, 02940-3078, or by telephone at 877-282-1169.

Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting

Proposals of stockholders of the Company which are intended to be included in the Company’s proxy statement and presented by such stockholders at the 2010 Annual Meeting must be received by the Company no later than Thursday, December 31, 2009. In addition, the Company’s bylaws establish an advance notice procedure for stockholder proposals that are not intended to be included in the Company’s proxy statement, including nominations for the election of directors. A copy of the full text of the bylaw provisions setting forth the advance notice procedure may be obtained by writing to the Company’s Secretary. For proposals and nominations to be properly brought before the 2010 Annual Meeting by a stockholder, the stockholder must provide written notice delivered to or mailed to and received by the Company’s Secretary at the Company’s principal executive offices no later than Thursday, December 31, 2009. Any notice of a proposal or nomination received by the Company after that date will be considered untimely. In addition, if the Company receives notice of a stockholder proposal after Tuesday, March 16, 2010, the persons named as proxies in the proxy statement for the 2010 Annual Meeting will have discretionary voting authority to vote on such proposal at the 2010 Annual Meeting.

Company Consideration of Stockholder-Recommended Director Nominees

The Company’s Nominating and Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following: Chairperson of Nominating and Governance Committee, Attn: Secretary, The Gymboree Corporation, 500 Howard Street, San Francisco, California 94105.

Stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, and the written consent of the director nominee to be named as a nominee and to serve as a director, if elected. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its written charter. In the event of any stockholder recommendations, the Nominating and Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact the Company’s Board as a group or an individual director by sending written correspondence to the following address: Board of Directors, Attn: Secretary, The Gymboree Corporation, 500 Howard Street, San Francisco, California 94105. Stockholders should clearly specify in each communication the name of the individual or group of directors to whom the communication is addressed.

FOR THE BOARD OF DIRECTORS

Marina Armstrong Secretary

Dated: April 30, 2009

500 HOWARD STREET SUITE 200 SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Gymboree Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Gymboree Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12295	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GYMBOREE CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the matters listed below. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted FOR Proposals 1 and 2.			☐	☐	☐
Vote on Directors
1.	Proposal to elect three Class I directors.
	NOMINEES:	01) Matthew K. McCauley 02) Gary M. Heil

Vote on Proposal								For	Against	Abstain
2.	Advisory vote on the appointment of Deloitte & Touche LLP as The Gymboree Corporation’s independent registered public accounting firm for the fiscal year ending January 30, 2010.							☐	☐	☐
In giving this Proxy, I understand that I may personally vote the shares if I attend the meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly so that this stock will be represented in all events and so that we may have a quorum. Please sign your name exactly as it appears hereon. If acting as attorney, executor, guardian, or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

DETACH HERE

M12296

PROXY THE GYMBOREE CORPORATION ANNUAL MEETING OF STOCKHOLDERS, JUNE 9, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE GYMBOREE CORPORATION
P R O X Y	The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held June 9, 2009 and the Proxy Statement related thereto, and appoints Matthew K. McCauley and Blair W. Lambert, and each of them (with full power to act alone), the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of The Gymboree Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the principal executive offices of The Gymboree Corporation located at 500 Howard Street, San Francisco, California 94105 on Tuesday, June 9, 2009 at 9:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the matters described on the reverse side. If no directions are given, the shares represented by this Proxy will be voted FOR Proposals 1 and 2 and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Stockholders.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE